EXHIBIT 99.1
Investor Relations Contact:
Kelsey Doherty
McAfee, Inc.
(203) 321-1239
Kelsey_doherty@mcafee.com
Public Relations Contact:
Tracy Ross
McAfee, Inc.
(408) 346-5965
tracy_ross@mcafee.com
MCAFEE, INC. NAMES ALBERT A. “ROCKY” PIMENTEL AS NEW CHIEF
OPERATING OFFICER AND CHIEF FINANCIAL OFFICER
Veteran Executive Brings Experience Helping Lead High-Growth Global Companies
SANTA CLARA, Calif.,— April 30, 2008 — McAfee, Inc. (NYSE: MFE) today announced that Albert A. “Rocky” Pimentel is joining the company as chief operating officer and chief financial officer beginning May 15. He will be responsible for leading all worldwide finance, IT, facilities and manufacturing functions, reporting directly to Chief Executive Officer and President, Dave DeWalt.
     “Rocky brings proven business transformation skills across finance, mergers and acquisitions, as well as overall business leadership,” said DeWalt. “His experience in the security industry at Zone Labs, combined with his extensive international company background at high-growth companies like LSI Logic and Conner Peripherals, gives him the ability to contribute broadly to our business operations and help drive stockholder value in the coming years.”
     Pimentel is an industry veteran with more than 30 years of change management experience with small, medium and large companies, having most recently served as the executive vice president and chief financial officer of Glu Mobile. Before Glu Mobile, Pimentel served as executive vice president and chief financial officer at Zone Labs, where he oversaw the company’s successful negotiation and merger with Check Point Software. Prior to that, Pimentel was a partner with Redpoint Ventures. Pimentel also held the positions of senior vice president and chief financial officer of WebTV Networks, which was acquired by Microsoft in 1997, senior vice president and chief financial officer of LSI Logic Corporation and member of the founding team of Conner Peripherals, Inc., which was acquired by Seagate in 1996.
     “McAfee’s track record of innovation and outstanding talent was a major factor behind my decision to join the company,” said Pimentel. “The security industry is a dynamic, high-growth industry and with the strength of its management team and its product and technology leadership McAfee is positioned perfectly to compete and win globally for years to come.”
     Pimentel holds a Bachelor of Science degree in commerce from Santa Clara University and is a graduate of the executive MBA program at Stanford.

About McAfee, Inc.
McAfee, Inc., headquartered in Santa Clara, California, is the world’s largest dedicated security technology company. It delivers proactive and proven solutions and services that secure systems and networks around the world, allowing users to browse and shop the Web securely. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers by enabling them to comply with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. http://www.mcafee.com.
###
McAfee and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the US and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein is only by reference and are the sole property of their respective owners. © 2008 McAfee, Inc. All rights reserved.
SOURCE McAfee Inc.